Exhibit 4.4
English Summary of Sale and Purchase Agreement dated as of August 5, 2009
I. Summary of the Material Terms of Factory Building Assignment Agreement
Date of the Agreement: August 5, 2009
Parties
Assignor: “Jetcrown Industrial (Shenzhen) Co., Ltd. (“Party A”) of Block G, Shekou Rongcun Gongye Qu. Telephone number: 26672236 and facsimile number: 26883344. Its legal representative is Pan Yao Sheng.
Assignee: [Name of Assignee omitted from this Summary] (“Party B”, collectively with Party A, “Parties”) of [Street address of Assignee omitted from this Summary] Nanshan District, Shenzhen. Telephone number: [telephone number of Assignee omitted from this Summary] and facsimile number: [facsimile number of Assignee omitted from this Summary]. Its legal representative is Qiu Shu Fang.
Recital
Party A is desirous to sell and Party B is desirous to purchase the entire factory building located at Block G, Lianhe Gongye Cun, Shekou Gongyuan Road South Gongye Cun, Nanshan District, Shenzhen (the “Property”). The Parties hereby, in relation to the aforesaid assignment of Property, in accordance with the “General Principles of Civil Law in the People’s Republic of China”, “Contract Law of the People’s Republic of China” and other relevant laws and administrative regulations, on a fair and credible premise, voluntarily agree to enter into this Agreement and to perform their respective obligations hereunder.
Assignment of Property
Party A is the beneficial owner of the Property. The Property Ownership Certificate number of the Property is Shen Fang Di Zi No. 4000368329, with a parcel area of 8316.2 square meters, and a total gross floor area of 10368.5 square meters. The user of the Property is for industrial storage use (the particulars of the Property as set out in the Property Ownership Certificate shall prevail). Party A warrants that (i) the Property is
Exhibit 4.4 to Annual Report on Form 20-F
for the year ended March 31, 2009 of Deswell Industries, Inc.

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free from any mortgage, (ii) there is no tenancy agreement regarding the Property; and (iii) there is no other restrictions on the transfer of the Property. Party B has examined, either by itself or through an authorised person, the Property prior to the execution of this Agreement by the Parties. The Parties agree to proceed with the transaction on an “as is” basis.
Consideration
Party A agrees to assign to Party B the Property at a consideration of RMB50,000,000.00 (“Consideration”). Tax liabilities in relation to the transaction shall be borne by both Parties in accordance with government regulations and customary practice of the industry. The Parties shall settle such tax liabilities in accordance with the time period stipulated in the tax demand notes.
Consideration Payment Method and Time Period
The payment method for the Consideration shall be as follows:
1.	Deposit. Party B shall, on the date of execution of this Agreement, pay to Party A a deposit (“Deposit”) of RMB5,000,000.00. Party A shall issue a receipt to Party B for the Deposit;

2.	Balance. The Parties hereby agree to appoint the Zhaoshang Road Branch of the Bank of China in Shenzhen (“Bank”) shall be appointed as the escrow agent to hold the balance of purchase price in the sum of RMB45,000,000.00 (“Escrow Money”) in escrow subject to the following terms and conditions. In the event that the provisions in this Clause are inconsistent with that in the escrow agreement with the Bank, the provisions in the escrow agreement shall prevail.

On the date of issue of the tax demand note by the property ownership registration authority, Party A shall deliver a payment authorisation instruction letter to the Bank together with the original tax demand note issued in the name of the assignor and request the Bank to release the Escrow Money by depositing the same into Party A’s designated bank account: “Jetcrown Industrial (Shenzhen) Co., Ltd., Zhaoshang Road Branch of the Bank of China in Shenzhen (account number [Account No. intentionally omitted from this Summary]).
Exhibit 4.4 to Annual Report on Form 20-F
for the year ended March 31, 2009 of Deswell Industries, Inc.

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In the event that the transaction cannot be completed, the Parties shall jointly issue a payment authorisation instruction to the Bank for the release of the Escrow Money to Party B.
Mechanism for Effecting Property Assignment
Step 1: Each of the Parties warrants that it has obtained all necessary approvals and authorisations to enter into and to perform its obligations under this Agreement prior to the date hereof and has the authority to execute documents (including but not limited to the Agreement) regarding the assignment of Property.
Step 2: On the date of the Agreement is entered into, Party B shall pay to Party A the Deposit of RMB5,000,000.00, while Party A shall issue an acknowledgement receipt to Party B.
Step 3: Within three business days of the date of the Agreement, both Parties shall prepare all information relevant to the assignment of Property, and shall print an official “Agreement for the sale and purchase of properties in Shenzhen (present sale)” (“Official Agreement”) issued by the Land Resources Bureau. Unless otherwise confirmed in writing by the Parties, for issues not covered under the Official Agreement, or where inconsistencies occur between the Official Agreement and the Agreement, the Agreement shall prevail.
In the event that any Party shall request for notarisation of the agreements aforementioned or other relevant documents, notarisation costs so incurred shall be borne by the Party initiating such, while the other Party shall assist in the notarisation and provide information necessary for the notarisation.
Step 4: Within 10 business days of printing of the Official Agreement, Party A shall submit information, including the sale and purchase agreement, to the Tax authority for the application of confirmation for deduction amount of the land value-added tax.
Exhibit 4.4 to Annual Report on Form 20-F
for the year ended March 31, 2009 of Deswell Industries, Inc.

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Step 5: Within 3 business days of the grant of approval by the Tax Authority on the application made by Party A aforementioned, the Parties shall proceed with the formalities for the escrow arrangement with the Bank, including but not limited to a establishing an escrow account and entering into the escrow agreement. Party B shall, on the day the escrow account is established, transfer an amount that equals the Escrow Money in the sum of RMB45,000,000.00 to the escrow account opened with the Bank.
Step 6: Within 5 business days of signing of the escrow agreement, the Parties shall proceed with the formalities for registration of transfer of title to the property at the Land Resources Bureau. The Parties further agree that Party B shall keep the original acknowledgement receipt for the application to transfer title to the Property, while Party A shall keep a copy of the same.
Step 7: On the day falling on the last day of reply in respect of the acknowledgement receipt for the application to transfer title to the Property issued by the Land Resources Bureau, both Parties shall obtain the tax demand notes from the Land Resources Bureau. Party A shall issue a payment authorisation instruction to the Bank producing the original of the tax demand note issued in the name of the assignor and request the Bank to release the Escrow Money by depositing the same into Party A’s designated bank account: “Jetcrown Industrial (Shenzhen) Co., Ltd., Zhaoshang Road Branch of the Bank of China in Shenzhen (account number [Bank Account No. omitted from this Summary]).
Step 8: Within one business day of Party A receiving the Escrow Money, the Parties shall pay the tax liabilities set out in the tax demand note with the Land Resources Bureau.
Step 9: After each of the Parties has satisfied their respective share of tax liabilities in full, they shall obtain the Property Ownership Certificate from the Land Resources Bureau with their receipts of tax payment, while Party A shall keep a copy of the Property Ownership Certificate.
Delivery of the Property
Party A shall, within 3 business days of receipt of the Escrow Money, deliver possession of the Property together with all documents and information regarding the Property’s
Exhibit 4.4 to Annual Report on Form 20-F
for the year ended March 31, 2009 of Deswell Industries, Inc.

English Language Summary Page 4 of 8 pages

construction, building plans and fire- prevention measures to Party B. Formalities relating to the delivery of documents and information shall be recorded in detail and shall be acknowledged by signatures of personnel designated by the Parties.
Upon the registration of transfer of property ownership, the risks associated with the Property shall simultaneously be transferred from Party A to Party B.
Party A shall settle in full all expenses in relation to the Property incurred prior to the delivery of the Property, including property management fees, water bills, electricity bills, gas bills, cable (digital) television bills, telephone bills, and internet usage bills on or before the delivery of possession of the Property to Party B. The aforementioned expenses incurred after delivery of the Property shall be borne by Party B.
The Parties shall proceed to transfer the utilities accounts in relation to the Property (e.g. water, electricity, internet or telephone) within two weeks after delivery of possession of the Property.
During the period between the date of the Agreement and the date of delivery of possession of the Property, Party A shall not destroy or replace existing fixtures, water supply and electricity supply facilities, and interior decoration of the Property, whether inside or outside of the Property unless with the prior consent from Party B.
Continuing Arrangements
Since Party A has been using the Property as its legal business operating address and the winding-up process of Party A may take some time to complete, Party B agrees that Party A may, within 6 months after delivery of possession of the Property, continue to occupy an area of approximately 200 square meters on the fourth floor of the Property at no cost for the sole purpose of completing the winding-up process of Party A (Party A shall be responsible for the actual expenses, for example in relation to water or electricity) and to assist Party A in proceeding with the winding-up formalities. Party A warrants that the said part of the Property is solely for its own use, and shall deliver vacant possession to Party B should Party B wishes to engage in renovation or refurbishment.
Exhibit 4.4 to Annual Report on Form 20-F
for the year ended March 31, 2009 of Deswell Industries, Inc.

English Language Summary Page 5 of 8 pages

Liabilities in the Event of Breach
The Parties shall perform their obligations strictly in accordance with the Agreement. Any Party (“Breaching Party”) which breaches its obligations or liabilities agreed under the Agreement shall have constituted a breach thereof, and shall be responsible for the responsibilities of breach. The Breaching Party shall pay to the other Party (“Innocent Party”) a compensation for the breach equaling 0.05% of the Consideration (“Breaching Compensation”) for each day of delay. If the delay persists for over 10 days, the Innocent Party shall have the right to request the Breaching Party to pay the Breaching Compensation, and shall further have the right to terminate the Agreement.
During the process of assignment of property, each Party has an obligation to co-operate with the other Party. In the event that due to reasons of Party A the assignment of Property could not be brought to completion, it shall return to Party B an amount equal to a double of the Deposit (being RMB10,000,000), and shall assist Party B in issuing an instruction to the Bank to discharge the Escrow Money. In the event that due to reasons of Party B the assignment of Property could not be brought to completion, the Deposit shall not be returned, while Party A shall assist Party B in issuing instructions to the Bank to discharge the Escrow Money.
In the event that due to reasons of government authorities delays are caused in respect of the transfer of the Property, the Parties shall not be liable to each other. However, in the event that due to reasons of government authorities transfer formalities could not be completed within four months after the date of the Agreement, each of the Parties shall have the right to terminate the Agreement. Party B shall unconditionally assist A in terminating relevant documents and revoking formalities performed in applications, such as relation to the transfer, in which case Party A shall unconditionally return to Party B the Deposit and assist Party B in recovering the Escrow Money.
Liability for Fault of Contract
If, due to the fault or intentional act of one Party, the Agreement could not be performed normally, the Party bearing responsibility (“Responsible Party”) shall be responsible for the fault of contract, that is the Responsible Party shall compensate the other Party for all
Exhibit 4.4 to Annual Report on Form 20-F
for the year ended March 31, 2009 of Deswell Industries, Inc.

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expenses incurred for the purpose of the transaction, including but not limited to expenses incurred in proceeding with relevant formalities, for example, [administrative costs], loss of income, transportation costs, legal costs, notarisation costs, valuation costs, and commissions.
Governing Law and Dispute Resolution
The validity, performance and all matters related to the Agreement and any agreement supplemental thereto shall be governed by the laws of the People’s Republic of China, which shall also be applicable in determining any disputes which may arise.
In the event that disputes should arise in the course of performance of the Agreement, the Parties shall attempt to resolve such by friendly negotiation, failing which any Party shall be at liberty to commence litigation in a court with competent jurisdiction.
Confidentiality
Both Parties shall have the obligation to keep confidential information about the other Party and any commercial secret which came to the knowledge or were received by that Party during the course of signing and performance of the Agreement, and shall further not disclose the contents of the Agreement to any third parties.
II. Clauses Omitted or Abridged
The following Clauses, being common and clauses in normal commercial terms, were not included in this summary:
1.	Clause defining and providing for obligations of parties in the event of force majeure;

2.	Clause providing for exemption of liabilities in the event of force majeure;

3.	Clause for amendments of the Agreement;

4.	Clause relating to confirmation of addresses of the Parties for the purpose of delivery of notice;

5.	Confirmation of Parties’ full knowledge and understanding of the Agreement; and

6.	Clause relating to the coming into effect of the Agreement.
Exhibit 4.4 to Annual Report on Form 20-F
for the year ended March 31, 2009 of Deswell Industries, Inc.

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III. Other Information Omitted
Registrant has omitted certain information from this Summary relating the identity of the Assignee and to Registrant’s bank account. The omitted information is identified by brackets and is distinguished from the Summary of material information by the use of italics.
Registrant believes that there is no substantial likelihood that a reasonable investor would attach importance to the omitted information in determining whether to purchase Registrant’s shares and that therefore the information is not material and may be omitted under Form 20-F Instructions to Exhibits and Rule 12b-12(d) under the Exchange Act.
Exhibit 4.4 to Annual Report on Form 20-F
for the year ended March 31, 2009 of Deswell Industries, Inc.

English Language Summary Page 8 of 8 pages